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                                                                EXHIBIT (10)(h)




June 29, 1994



Joseph N. Bausman
President, Computer Systems Division
The Reynolds and Reynolds Company
800 Germantown Street
Dayton, Ohio   45407

Dear Joe:

   As you know, your May, 1989 Employment Agreement with the company  expired
on May 31, 1994.   Under ordinary circumstances, I would have recommended to
the Compensation Committee a new multi-year agreement for you. However, during these last five years several regulatory changes have taken place in the area of executive compensation and executive employment agreements.

   One of the most significant is the recent statutory change which prevents corporations from deducting compensation paid to certain executives which exceeds one million dollars unless that compensation is paid according to the terms of shareholder-approved, performance-based compensation plan. One exception to this restriction is compensation which is paid under a binding written agreement which was in effect on or before February 17, 1993, as your agreement most clearly was. However, any modification or extension of such an agreement makes the compensation subject to the one million dollar cap.

   The Compensation Committee has been studying this matter in an effort to devise a plan which not only is reasonable and sensible for the individuals who have employment agreements with the company but also enables the company to take advantage of all deductions. Because the statute is so new, there is little precedent to provide much guidance in this area. As a consequence, it may be several months before the Committee can reach a thoughtful conclusion.

   Therefore, as an interim measure, I propose that in exchange for your waiver of the twelve month prior notice provision in Section 2 (a) of your agreement, that your 1989 Agreement, as amended, be renewed for a one year period ending May 31, 1995. That should give the Compensation Committee the time it needs to develop a plan and will provide you with the peace of mind that comes from knowing you have an agreement in place.

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Joseph N. Bausman
December 20, 1994
Page 2





   If this approach meets with your approval, please sign the paragraph at the bottom of this page on the enclosed copy of this letter and return it to Adam Lutynski. Thank you.



With best wishes,


/s/ David R. Holmes
- - -------------------

David R. Holmes
Chairman, President and
  Chief Executive Officer





     I waive the twelve month notice period described in Section 2 (a) of my 1989 Employment Agreement and agree to a one year renewal of that Agreement, as amended, ending May 31, 1995.


     Effective as of the 31st day of May, 1994.


                   /s/ Joseph N. Bausman
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                   Joseph N. Bausman
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